                                                                     EXHIBIT 2.1











                       SHARE PURCHASE AND TENDER AGREEMENT

                                 by and between

                               BMC SOFTWARE, INC.

                                       and

                           NEW DIMENSION SOFTWARE LTD.













                            Dated as of March 7, 1999

                                TABLE OF CONTENTS

ARTICLE I         THE OFFER.......................................................................................2
         1.1.     The Offer.......................................................................................2
         1.2.     Company Actions.................................................................................3
         1.3.     Shareholder Lists...............................................................................4
         1.4.     Directors.......................................................................................4

ARTICLE II        OTHER AGREEMENTS RELATING TO THE OFFER..........................................................4
         2.1.     Options and Other Purchase Rights...............................................................4
         2.2.     Compulsory Acquisition..........................................................................5
         2.3.     Reservation of Right to Revise Structure........................................................5

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................5
         3.1.     Organization and Standing.......................................................................5
         3.2.     Agreement Authorized and its Effect on Other Obligations........................................6
         3.3.     Capitalization..................................................................................6
         3.4.     Subsidiaries....................................................................................6
         3.5.     Reports and Financial Statements................................................................7
         3.6.     Liabilities.....................................................................................8
         3.7.     Additional Company Information..................................................................8
         3.8.     Certain Agreements..............................................................................8
         3.9.     No Undisclosed Contracts or Defaults............................................................9
         3.10.    Absence of Certain Changes and Events...........................................................9
         3.11.    Taxes...........................................................................................9
         3.12.    Intellectual Property..........................................................................11
         3.13.    Software Contracts.............................................................................13
         3.14.    Title to Properties............................................................................14
         3.15.    Environmental Compliance.......................................................................14
         3.16.    Compliance with Other Laws; Permits............................................................15
         3.17.    Finder's Fee; Transaction Expenses.............................................................16
         3.18.    Compliance with ERISA..........................................................................16
         3.19.    Consents; Litigation...........................................................................17
         3.20.    Product Warranty...............................................................................18
         3.21.    Investment Company.............................................................................18
         3.22.    Inapplicability of Certain Statutes............................................................18
         3.23.    Banking Arrangements...........................................................................18
         3.24.    Relationships with Related Persons.............................................................18
         3.25.    Restrictions on Business Activities............................................................18
         3.26.    Offer Documents; Schedule 14D-9................................................................19
         3.27.    Grants, Incentives and Subsidies...............................................................19
         3.28.    Industrial Company.............................................................................19

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF PURCHASER....................................................20
         4.1.     Organization and Qualification.................................................................20
         4.2.     Authorization and Validity of Agreement........................................................20
         4.3.     Consents and Approvals.........................................................................20
         4.4.     No Violation...................................................................................20
         4.5.     Litigation.....................................................................................21
         4.6.     Offer Documents; Schedule 14D-9................................................................21
         4.7.     Brokers and Finders............................................................................21
         4.8.     Ownership of Shares............................................................................21

ARTICLE V         COVENANTS......................................................................................22
         5.1.     Conduct of Business Pending the Closing Date...................................................22
         5.2.     Access; Confidentiality........................................................................23
         5.3.     Notice of Certain Matters......................................................................23
         5.4.     Non-Solicitation...............................................................................24
         5.5.     Takeover Statutes..............................................................................24
         5.6.     Cooperation....................................................................................24
         5.7.     Public Announcements...........................................................................25
         5.8.     Acquisition Proposals..........................................................................25
         5.9.     D&O Indemnification............................................................................26
         5.10.    Purchaser Plans................................................................................27
         5.11.    Purchaser Stock Options........................................................................28
         5.12.    Israeli Operations.............................................................................28
         5.13.    Boole & Babbage Shares.........................................................................28

ARTICLE VI        TERMINATION....................................................................................28
         6.1.     Termination....................................................................................28
         6.2      Effect of Termination..........................................................................29
         6.3.     Fees and Expenses..............................................................................30

ARTICLE VII MISCELLANEOUS........................................................................................30
         7.1.     No Survival....................................................................................30
         7.2.     Notices........................................................................................30
         7.3.     Certain Definitions............................................................................31
         7.4.     Entire Agreement...............................................................................32
         7.5.     Assignment; Binding Effect.....................................................................32
         7.6.     Amendments.....................................................................................32
         7.7.     Waivers........................................................................................32
         7.8.     Captions.......................................................................................32
         7.9.     Counterparts...................................................................................33
         7.10.    Validity.......................................................................................33
         7.11.    Governing Law..................................................................................33
         7.12.    New Offer......................................................................................33

EXHIBITS:

         Exhibit A - Conditions to the Offer
         Exhibit 1.2 - Form of Amendment to Articles of Association Exhibit B - Form of Option Cancellation Agreement

                       SHARE PURCHASE AND TENDER AGREEMENT

         THIS SHARE PURCHASE AND TENDER AGREEMENT is dated as of March 7, 1999 by and between New Dimension Software Ltd., an Israeli corporation (the "Company"), and BMC Software, Inc., a Delaware corporation ("Purchaser").

                                    RECITALS

         WHEREAS, the respective Boards of Directors of the Company and Purchaser have approved the acquisition of the Company by Purchaser, upon the terms and subject to the conditions set forth herein;

         WHEREAS, the Board of Directors of the Company deems it desirable and in the best interests of the Company and its shareholders that the Company enter into this Agreement which provides for a cash tender offer for Shares (as defined below) pursuant to Section 236 of the Companies Ordinance (New Version) 5743-1983 of the State of Israel (the "Companies Ordinance"), whereby, among other things, all of the issued and outstanding ordinary shares, par value NIS
0.01 per share, of the Company ("Shares") that are validly tendered pursuant to such offer, shall be purchased by Purchaser in exchange for an amount of cash equal to the Per Share Amount (defined below), upon the terms and subject to the conditions set forth herein and in accordance with the laws of the State of Israel;

         WHEREAS, Purchaser is unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, contemporaneously with the execution and delivery hereof, certain beneficial and record holders of the Shares enter into Shareholder Agreements under which such holders have, among other things, agreed to tender their Shares into the Offer (the "Shareholder Agreements") and, in order to induce Purchaser to enter into this Agreement, such holders are executing and delivering concurrently herewith the Shareholder Agreements;

         WHEREAS, as a material inducement for Purchaser to enter into this Agreement, the Company has agreed to amend the Distribution Agreement dated October 26, 1997, as previously amended, between the Company and Boole & Babbage Europe effective as of the date of this Agreement; and

         WHEREAS, as a condition to entering into this Agreement, Purchaser has required the Company to settle all claims with members of its Board of Directors for a maximum settlement amount and, as part of such requirement, certain directors of the Company have agreed to release all claims against the Company relating to their relationship with the Company prior to the Closing Date (as defined below) pursuant to those certain Releases dated as of the date of this Agreement (the "Director Releases"); and

         NOW, THEREFORE, in consideration of the foregoing and of the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                    THE OFFER

         1.1. The Offer.

         (a) As promptly as practicable (but in no event later than five business days following the public announcement of the execution hereof), Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer to purchase all of the Company's outstanding Shares, at a price of $52.50 per Share (as such amount may be increased, the "Per Share Amount"), net to the seller in cash (as such offer may be amended in accordance with the terms of this Agreement, the "Offer"), subject to the conditions set forth in Exhibit A hereto and all provisions under the laws and regulations of the State of Israel. Notwithstanding the foregoing, the directors of the Company will not have the right to tender their Shares unless the Company's shareholders shall have approved such right in accordance with Section 1.2(b). If, between the date of this Agreement and the date on which Shares are accepted for payment pursuant to the Offer (the "Closing Date"), the outstanding Shares are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Per Share Amount shall be appropriately adjusted. Purchaser expressly reserves the right to amend or modify the terms of the Offer at any time prior to acceptance of Shares for payment pursuant to the Offer, except that the Purchaser shall not, without the prior written consent of the Company, (i) decrease or change the form of the consideration payable in the Offer, (ii) impose additional conditions to the Offer, (iii) change the conditions to the Offer, except that Purchaser in its sole discretion may waive any of the conditions to the Offer, or (iv) make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares. Purchaser will, on the terms and subject to the prior satisfaction or waiver of the conditions to the Offer, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after expiration of the Offer. The Offer shall be open for an initial period of 20 business days from the date of commencement thereof; provided that, Purchaser may, in accordance with applicable law, extend the Offer if the conditions to the Offer have not been satisfied. The Company agrees that no Shares held by the Company will be tendered to Purchaser pursuant to the Offer; provided, that Shares held beneficially or of record by any plan, program or arrangement sponsored or maintained for the benefit of employees of the Company shall not be deemed to be held by the Company, regardless of whether the Company has, directly or indirectly, the power to vote or control the disposition of such Shares. The obligations of Purchaser to commence the Offer and to accept for payment and to pay for Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the conditions set forth in Exhibit A hereto. As long as the Company or its Board of Directors shall not have asserted any of their rights pursuant to Section 5.8(b), Purchaser shall at the request of the Company extend the Offer if at any scheduled expiration date of the Offer any of the conditions to Purchaser's obligations to purchase Shares shall not be satisfied; provided, however, that Purchaser shall not be required to extend the Offer beyond July 12, 1999.

         (b) On the date of commencement of the Offer, Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 (together with all amendments thereto, the "Schedule 14D-1") with respect to the Offer, which shall contain the offer to purchase and related letter of transmittal and other ancillary offer documents and instruments pursuant to which the Offer will be made (collectively, together with any supplements or amendments thereto, the "Offer Documents"). Purchaser will disseminate the Offer Documents to holders of Shares. Each of Purchaser and the Company will promptly correct any information provided by it for use in the Offer Documents that becomes false or misleading in any material respect and Purchaser will take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Purchaser agrees to provide the Company with any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and to further provide the Company with a reasonable opportunity to participate in all substantive communications with the SEC and its staff relating to the Offer Documents, the Offer or the transactions contemplated thereby.

         1.2. Company Actions.

         (a) The Company hereby consents to the Offer and represents and warrants that its Board of Directors (at a meeting or meetings duly called and held) has (a) unanimously determined as of the date hereof that the Offer is fair to and in the best interests of the shareholders of the Company and (b) resolved, subject to the directors of the Company not having the right to tender their Shares or the right to receive any compensation for services provided to the Company pursuant to the Director Releases, unless the Company's shareholders shall have approved such right in accordance with Section 1.2(b), to recommend acceptance of the Offer and approval of the matters set forth in Section 1.2(b) by the shareholders of the Company. The Company further represents that CIBC Oppenheimer Corp. has rendered to the Board of Directors of the Company its opinion, dated as of the date hereof, to the effect that the Per Share Amount is fair to the holders of the Shares from a financial point of view. As soon as practicable after the commencement of the Offer, the Company shall file or cause to be filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing the unanimous recommendation of the Board of Directors in favor of the Offer and shall permit the inclusion in the
Schedule 14D-1 of such recommendation. Each of the Company and Purchaser will promptly correct any information provided by it for use in the Schedule 14D-9 that becomes false or misleading in any material respect and the Company will take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable law. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees to provide Purchaser with any comments that may be received from the SEC or its staff with respect to the
Schedule 14D-9 promptly after receipt thereof and to further provide Purchaser with a reasonable opportunity to participate in all substantive communications with the SEC and its staff relating to the Schedule 14D-9, the Offer or the transactions contemplated thereby.

         (b) The Company agrees, as soon as practicable after the date of this Agreement, to duly call, give notice of, convene and hold an extraordinary general meeting of its shareholders (the "Special Meeting") for the purpose of submitting for approval by the Company's shareholders proposals to (i) approve the right of the directors of the Company to sell their Shares to the Purchaser pursuant to the Offer and the transactions contemplated thereby and the right to receive any compensation for services provided to the Company from the Company pursuant to the Director

Releases, and (ii) approve, by special resolution, an amendment to the Company's Articles of Association to provide that the holders of at least 60% of the issued and outstanding Shares of the Company shall be entitled to appoint and remove any and all members of the Board of Directors of the Company, by means of a written notice signed by such holders to the Company (collectively, the "Shareholder Approvals"). The Company further agrees to use its best efforts to solicit proxies in favor of and to take all other actions necessary to obtain the Shareholder Approvals at the Special Meeting. The amendment to the Articles of Association shall be in the form attached hereto as Exhibit 1.2(b). The Company will provide Purchaser with a reasonable opportunity to review and approve all proxy or other materials to be sent to shareholders in connection with the Special Meeting.

         1.3. Shareholder Lists. In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Purchaser mailing labels and security position listings and any available listing or computer file containing the names and addresses of the record holders of Shares as of a recent date and shall furnish Purchaser with such information reasonably available to the Company and such assistance as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Purchaser and its affiliates will hold in confidence such listings and other information, shall use such information only in connection with the Offer and, if this Agreement is terminated, shall, and shall cause its agents or other representatives to, promptly deliver to the Company all copies of all such information (and extracts or summaries thereof) then in their possession.

         1.4. Directors. Subject to obtaining the Shareholder Approvals, promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares as represents at least 60% of the outstanding Shares and from time to time thereafter, Purchaser shall be entitled to designate the entire Board of Directors of the Company, and the Company shall, upon request of Purchaser, take all actions necessary to enable such Purchaser designees to be so elected or appointed.

                                   ARTICLE II
                     OTHER AGREEMENTS RELATING TO THE OFFER

         2.1. Options and Other Purchase Rights.

         (a) The Company shall use its best efforts to obtain from each holder of options ("Company Options") granted under the stock option plans of the Company or any subsidiary of the Company ("Company Option Plans") an agreement in the form of Exhibit B hereto pursuant to which on the Closing Date the Company will cancel such Company Options and make the payments described below. On the Closing Date, each Company Option for which an agreement from the holder thereof has been obtained pursuant to this Section 2.1(a) that is outstanding immediately prior to the Closing Date, whether or not then exercisable or vested, will be canceled by the Company effective on the Closing Date, and the holders thereof shall be entitled to receive, for each Share subject to such Company Option, in settlement and cancellation thereof, an amount in cash equal to the positive difference, if any, between the Per Share Amount and the exercise price per share of such Company Option, which amount shall be paid by the Company at the time the Company Option is canceled; provided, however, that for purposes of calculating the amount of cash to be paid in respect of the cancellation of Company Options that are options to purchase shares of EagleEye Control Software Ltd. capital stock rather than Shares of the Company, the Per Share Amount used in the foregoing calculation shall be multiplied by 9.085. All applicable withholding taxes attributable to the payments made hereunder or to distributions contemplated hereby shall be deducted from the amounts payable under this Section 2.1(a) and all such taxes attributable to the cancellation of Company Options shall be withheld from the proceeds received in connection with the cancellation thereof.

         (b) To the extent permitted by the Company Option Plans, the Company Option Plans shall terminate on the Closing Date and any rights under any provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company shall be canceled as of the Closing Date.

         (c) Purchaser shall make available to the Company all funds required to make the payments to the holders of Company Options as set forth in Section 2.1(a) above.

         2.2. Compulsory Acquisition. If Purchaser is successful in acquiring pursuant to the Offer at least 90% of the Shares not owned by Purchaser or its subsidiaries within four months after the date the Offer commences (the "Initial Period"), Purchaser shall, pursuant to Section 236 of the Companies Ordinance, declare by notice to the remaining shareholders (the "Notice of Acquisition") that it is unilaterally acquiring (the "Compulsory Acquisition") the remaining Shares not yet held by it on the same terms as those set forth in the Offer. The Notice of Acquisition will be delivered at any time during the two month period following the Initial Period. The Offer will serve as a "Plan" or "Contract" under Section 236 of the Companies' Ordinance.

         2.3. Reservation of Right to Revise Structure. At Purchaser's election, the Offer may alternatively be structured so that the issued and outstanding Shares transferred to Purchaser shall be transferred to a newly formed, wholly owned subsidiary of Purchaser provided that no such change shall alter or change the Per Share Amount. In the event of such an election by Purchaser, the parties agree to execute the appropriate documents to reflect such an election.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company represents and warrants subject to the exceptions specifically described in writing in the respective sections of the disclosure schedule delivered by the Company to Purchaser and dated the date hereof (the "Company Disclosure Schedule") as follows:

         3.1. Organization and Standing. The Company is a corporation duly organized, validly existing under the laws of the State of Israel, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

         3.2. Agreement Authorized and its Effect on Other Obligations. The consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company other than the Shareholder Approvals, and this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally, and (ii) general principles of equity. The purchase of Shares pursuant to the Offer will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under, (i) the Memorandum of Association or Articles of Association of the Company or (ii) any indenture, mortgage, deed of trust, lease, contract or other agreement to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or their properties are bound, other than such violations, breaches or defaults as would not reasonably be expected to have a Material Adverse Effect. Section 3.2 of the Company Disclosure Schedule lists all holders of any material indebtedness for borrowed money of the Company as of the date of this Agreement, the lessors of any material property leased by Company and the other parties to any Material Contract (as defined in Section 3.9) to which Company is a party as of the date of this Agreement in each case whose consent to the Offer or the Compulsory Acquisition is required.

         3.3. Capitalization. The authorized capitalization of the Company consists of 20,000,000 ordinary shares, par value NIS 0.01 per share, of which as of the date hereof 12,258,898 Shares were issued and outstanding, and an additional 950,705 Shares were reserved for issuance in conjunction with various employee benefit plans. All of such outstanding shares are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights of any shareholder. Section 3.3 of the Company Disclosure Schedule sets forth a complete list as of the date of this Agreement of all outstanding options, warrants or obligations of any kind to issue any shares of capital stock of Company or any subsidiary thereof, the owners thereof and the amounts owned.

         3.4. Subsidiaries. Section 3.4 of the Company Disclosure Schedule lists the subsidiary corporations of the Company existing as of the date hereof, and shows as to each of such subsidiary corporations the percentage of the total outstanding stock thereof which is owned by the Company at such date. All outstanding shares of stock of the subsidiary corporations owned by the Company are validly issued, fully paid, and nonassessable, and the Company has good and valid title thereto free and clear of any mortgage, pledge, lien, charge, security interest, option, right of first refusal, preferential purchase right, defect, encumbrance or other right or interest of any other person (collectively, an "Encumbrance"), except for shares of capital stock or other similar ownership interests of certain subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries. Each such subsidiary is a corporation duly organized, validly existing, and in good standing (or equivalent concept with respect to jurisdictions that do not recognize such concept) under the laws of the jurisdiction under which it is incorporated and has full requisite corporate power and authority to own its property and carry on its business as presently conducted by it and is, or on the Closing Date will be, duly qualified or licensed to do business and is, or on the Closing Date will be, in good standing (or equivalent concept with respect to jurisdictions that do not recognize such concept) as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by such subsidiary makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on the Company. As hereinafter used in this
Article III, the term "Company" also includes any and all of its directly and indirectly held subsidiaries, except where the context indicates to the contrary; provided, however, that for purposes of Sections 3.7(a) and 3.18, the term "Company" further includes any corporation, trade, business or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") or Section 4001 of ERISA.

         3.5. Reports and Financial Statements.

         (a) The Company has previously furnished to Purchaser true and complete copies of (a) all annual reports filed by Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1995, (b) all other reports filed with the SEC since December 31, 1995, and
(c) any registration statements (other than Form S-8s) of Company declared effective by the SEC since December 31, 1995. The consolidated financial statements of Company and its subsidiaries included in the Company's most recent report on Form 20-F and any other reports filed with the SEC by the Company under the Exchange Act subsequent thereto (collectively, the "Company Reports") were, or (if filed after the date hereof) will be, prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present, or will fairly present, the consolidated financial position for Company and its subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (except with respect to interim period financial statements, for normal year-end adjustments which are not material and for the absence of footnotes). The Company Reports did not at the time each of the Company Reports was filed with the SEC (or, if amended or superseded by a subsequent filing, then on the date of such filing), and (if filed after the date hereof) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under whey they were made, not misleading. Since December 31, 1995, the Company has filed with the SEC all reports required to be filed by the Company under the Exchange Act and the rules and regulations of the SEC.

         (b) Included in Section 3.5(b) of the Company Disclosure Schedule are preliminary unaudited consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 1998 (the "1998 Preliminary Statements"). As soon as they become available and prior to the Closing Date, the Company will deliver to the Purchaser audited financial statements of Company and its subsidiaries for the year ended December 31, 1998 (the "1998 Audited Statements"). The 1998 Preliminary Statements were, and the 1998 Audited Statements will be, prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present, or will fairly present, the consolidated financial position for Company and its subsidiaries as of the date thereof and the consolidated results of their operations and changes in financial position for the period then ended. Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, the 1998 Preliminary Statements and the 1998 Audited Statements will not differ in any material respect.

         3.6. Liabilities. Company has no liabilities of the type required to be disclosed in the consolidated financial statements of Company prepared in accordance with United States generally accepted accounting principles applied on a consistent basis, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company Reports and
(ii) liabilities incurred in the ordinary course of business.

         3.7. Additional Company Information. Set forth in Section 3.7 of the Company Disclosure Schedule are true, complete and correct lists of the following items, and Company agrees that upon the request of Purchaser, it will furnish to Purchaser true, complete and correct copies of any documents referred to in such lists:

         (a) Employee Compensation Plans. All bonus, incentive compensation, stock option, deferred compensation, profit-sharing, retirement, pension, welfare, severance pay, supplemental income, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements that are in effect as of the date of this Agreement covering active, former or retired employees of the Company (collectively, "Company Plans"), together with copies of the most recent Internal Revenue Service determination letters that have been received, if any, with respect to such plans;

         (b) Certain Salaries. The names and salary rates as of the date of this Agreement of all officers and employees of the Company as of the date of this Agreement whose regular annual base salary rate as of the date of this Agreement is $125,000 (or the equivalent in foreign currency) or more, together with any bonuses paid or payable to such persons for the fiscal year ended December 31, 1998, or since that date, and, to the extent existing on the date of this Agreement, all arrangements with respect to any bonuses to be paid to such employees from and after the date of this Agreement;

         (c) Employee Agreements. Any collective bargaining agreements of the Company as of the date of this Agreement with any labor union or other similar representative of employees, including amendments, supplements, and understandings, and all employment and consulting agreements of the Company as of the date of this Agreement with employees whose regular annual base salary exceeds $125,000 (or the equivalent in foreign currency) and with consultants (excluding regular outside legal counsel and independent auditors) whose annual compensation from the Company exceeds $125,000 (or the equivalent in foreign currency); and

         (d) Guaranties. All material third party indebtedness, liabilities and commitments of others as to which the Company is a guarantor, endorser, co-maker, surety, or accommodation maker (excluding liabilities as an endorser of checks and the like in the ordinary course of business) and all letters of credit, whether stand-by or documentary, issued by any third party.

         3.8. Certain Agreements. The consummation of the transactions contemplated by this Agreement will not cause or result in the acceleration or vesting of any benefits, payments or rights covering active, former or retired employees of the Company under (i) any Company Plans or (ii) any other agreements to which the Company is a party.

         3.9. No Undisclosed Contracts or Defaults. Except as may be specified in the Company Reports, the Company is not a party as of the date of this Agreement, to, or bound as of the date of this Agreement by, any material contract or arrangement of a nature required to be filed as an exhibit to an annual report filed by the Company under the Exchange Act which is to be performed after the Closing Date (a "Material Contract"), nor is the Company in default in any material obligation or covenant on its part to be performed under any lease or other contract that is material to the business of the Company and its subsidiaries taken as a whole.

         3.10. Absence of Certain Changes and Events. Except as set forth in the Company Reports or Section 3.10 of the Company Disclosure Schedule, other than as a result of the transactions contemplated by this Agreement, between December 31, 1997 and the date of this Agreement, there has not been:

         (a) Financial Change. Any adverse change in the financial condition, backlog, operations or business of the Company which could reasonably be expected to have a Material Adverse Effect;

         (b) Property Damage. Any damage, destruction, or loss to the business or properties of the Company (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect;

         (c) Dividends. Any declaration, setting aside, or payment of any dividend or other distribution in respect of the Shares, or any direct or indirect redemption, purchase or any other acquisition by the Company of any Shares;

         (d) Labor Disputes. Any labor dispute (other than routine grievances);
or

         (e) Employment Arrangements. Any increase in compensation, bonus, deferred compensation, stock options or other consideration of any employee or director other than in the ordinary course of business consistent with past practice.

         3.11. Taxes.

         (a) Tax Returns Filed; Taxes Paid. Except with respect to failures which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect and except as set forth in Section 3.11(a) of the Company Disclosure Schedule, (i) all returns and reports ("Tax Returns") of or with respect to any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (x) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (y) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (z) interest, penalties and additions to tax imposed with respect thereto ("Tax" or "Taxes") which are required to be filed on or before the Closing by or with respect to the Company have been or will be duly and timely filed, (ii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iii) all withholding Tax requirements imposed on or with respect to the Company on or before the Closing have been or will be satisfied in full in all respects, and
(iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

         (b) Open Returns Disclosed. All federal and state income and franchise Tax Returns of or with respect to the Company with unexpired or extended statutes of limitations which have been audited by the applicable governmental authority are set forth in Section 3.11 of the Company Disclosure Schedule.

         (c) Extensions Disclosed. As of the date of this Agreement, except as set forth in Section 3.11(c) of the Company Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any federal or state income or franchise Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any federal or state income or franchise Tax of or with respect to the Company.

         (d) Claims Disclosed. There is no claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed in writing with respect to any Tax Return of or with respect to the Company other than those which could not reasonably be expected to have a Material Adverse Effect.

         (e) Scheduled Tax Liabilities Sufficient. The total amounts set up as liabilities for current and deferred Taxes in the financial statements referred to in Section 3.5 of this Agreement are sufficient to cover in all material respects the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company up to and through the periods covered thereby.

         (f) Tax Allocation Agreements. There are no Tax allocation or sharing agreements other than between or among the Company and its wholly owned subsidiaries.

         (g) No Tax Liens. Except for statutory liens for current Taxes not yet due, no material liens for Taxes exist upon the assets of the Company.

         (h) Change of Accounting Method. The Company will not be required to include any amount in income for any taxable period beginning after December 31, 1997 as a result of a change in accounting method for any taxable period or pursuant to any agreement with any Tax authority with respect to any such taxable period.

         (i) Partnerships. As of the date of this Agreement, none of the property of the Company is held in an arrangement for which partnership Tax Returns are being filed.

         (j) Safe Harbor Leases; Tax-Exempt Use Property. As of the date of this Agreement, none of the property of the Company is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of
1986) or is "tax-exempt use property" (within the meaning of section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of section 168(g)(5) of the Code).

         (k) Section 341(f) Election. The Company has not made an election under section 341(f) of the Code.

         (l) Tax Incentives. Section 3.11(l) of the Company Disclosure Schedule, together with the Company's annual report on Form 20-F for the year ended December 31, 1997, lists each tax incentive to which the Company is entitled under the laws of the State of Israel, the period for which such tax incentive applies, and the nature of such tax incentive. The Company has complied with all material requirements of Israeli law to be entitled to claim any tax incentive. Subject to the receipt of the approvals set forth in Section 3.19 below, except as disclosed in Section 3.11(l) of the Company Disclosure Schedule, the consummation of the Offer and the Compulsory Acquisition will not adversely affect the remaining duration of the incentive or require any recapture of any previously claimed incentive, and no consent or approval of any governmental authority is required, other than as contemplated by Section 3.19, prior to consummation of the Offer or Compulsory Acquisition in order to preserve the entitlement of the Company to any such incentive. Except as set forth on Section 3.11(l) of the Company Disclosure Schedule, no subsidiary of the Company is entitled to any benefit of the type described in this Section 3.11(l).

         3.12. Intellectual Property. For purposes of this Section 3.12 and
Section 3.13, "Third Party Distributed Software" means the third party software programs currently being distributed by the Company, whether as integrated or bundled with any of the Company's software products or as a separate stand-alone product, and "Internally Developed Software" means all software programs developed for or on behalf of the Company and currently being distributed by the Company and all software products or programs under development by the Company but not currently distributed, other than Third Party Distributed Software. Third Party Distributed Software and Internally Developed Software shall collectively be referred to as the "Software Programs."

         (a) Ownership. The Company exclusively owns all Internally Developed Software, including without limitation those Software Programs listed on Section 3.12(a) of the Company Disclosure Schedule, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind (other than object code end-user licenses in the ordinary course of business and Marketing Agreements (as defined below)). The Company exclusively owns all material patents, trademarks, service marks, trade names and copyrights (including registrations, licenses and applications pertaining thereto) and all other material intellectual property rights, trade secrets and other confidential or proprietary information, processes and formulae embodied in the Internally Developed Software (the "Intellectual Property"), free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind (other than object code end-user licenses in the ordinary course of business and Marketing Agreements). Section
3.12 of the Company Disclosure Schedule contains a complete list of all registered trademarks and service marks, all reserved trade names, all registered copyrights and all filed patent applications and issued patents relating to the Internally Developed Software.

         (b) Notices. In no instance has the eligibility of the Internally Developed Software for protection under applicable copyright law been forfeited to the public domain by omission of any required notice or any other action.

         (c) Protection. The source code and related technical system documentation for the Internally Developed Software are protected by the Company as trade secrets in accordance with trade secret protections sufficient to maintain trade secret status under applicable law. Except as set forth in
Section 3.12(c) of the Company Disclosure Schedule, the source code and related technical system documentation for the Internally Developed Software have been disclosed by the Company only to (i) employees and contractors who have had a "need to know" the contents thereof in connection with the performance of their duties to the Company and who have executed nondisclosure agreements substantially in the form provided by the Company to Purchaser, and (ii) third parties under source code escrow agreements.

         (d) Personnel. The Company has maintained a policy in accordance with customary software industry standards whereby its personnel who during the three years prior to the date hereof have been employees, agents, consultants and contractors of the Company and who (on behalf of the Company) have contributed to or participated in the conception and development of Internally Developed Software and related technical documentation that is material to the operation of the Company's business have executed nondisclosure and noncompetition agreements substantially in the form provided by the Company to Purchaser. All personnel who have contributed to or participated in the conception or development of Internally Developed Software have no rights to any such Internally Developed Software or related technical documentation and all such Internally Developed Software and related technical documentation is exclusively owned by the Company by operation of Israeli law.

         (e) Third-Party Software. Section 3.12(e) of the Company Disclosure Schedule contains a complete list of material Third Party Distributed Software.
Section 3.12(e) of the Company Disclosure Schedule lists all license agreements for the use of all such material Third Party Software and, if any such software is not licensed, the basis of the use of such software by the Company. The Company has not taken any action that could, or failed to take any action, the failure of which could, reasonably be expected to (i) give rise to the termination by a licensor of the Company's license to distribute any material Third Party Distributed Software or (ii) materially restrict the Company's right of use of any material Third Party Distributed Software under any license agreement or other right of use, in each case subject to any right Company may have to receive notice of and/or cure or remedy such action or failure to act.

         (f) No Infringement. The Internally Developed Software and, to the Company's knowledge as of the date of this Agreement, the Third Party Distributed Software do not infringe and will not infringe any copyright or trade secret of any person or entity, and, to the Company's knowledge, no part of the Internally Developed Software nor the use thereof for their intended purposes (and to the Company's knowledge as of the date of this Agreement, no part of the Third Party Distributed Software nor the use thereof for their intended purposes) infringes or will infringe any valid and subsisting patent or other exclusionary right of any third party. As of the date of this Agreement, no written claims have been asserted against the Company by any person or entity as to the use of any of the Intellectual Property.

         (g) Integrity. Except with respect to demonstration or trial copies, no portion of the Internally Developed Software or, to the Company's knowledge as of the date of this Agreement, the Third Party Distributed Software contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware, or data without the consent of the user.

         (h) Year 2000 Compliance. All Software Programs designated with a "check" in the table (the "Y2K Compliance Table") with the heading "B. Release Information" at the third through sixth pages of Exhibit 3.12(h) to the Company Disclosure Schedule are Year 2000 Compliant. All Software Programs that are not designated with a "check" as currently being Year 2000 Compliant will be Year 2000 Compliant on the date indicated in the Y2K Compliance Table. As used in this Section 3.12(h), "Year 2000 Compliant" means such Software Programs will handle correctly:

         o        storage and retrieval of date values

         o        arithmetic calculations which involve date values

         o        comparison and sorting of date fields

         o        calendar management

         o execution in the 20th and 21st centuries, and real time transition from the former to the latter

         o common and concurrent manipulation of date values from both the 20th and the 21st century

         o unambiguous association of any 2-digit year value with a century value

         o avoidance of extended semantics. All values (including "00" and "99") in any year- field represent only the associated year

"Year 2000 Compliant" further means such Software Programs:

         o will manage and manipulate data involving dates, including single-century formulas and multi-century formulas and not cause an abnormally ending scenario within the application or result in the generation of incorrect values involving such dates

         o ensure that all date-related user interface functionality and data fields include the indication of century

         o ensure that all date-related functions will include the indication of century.

         (i) Notification. The Company has notified each of its customers (excluding customers licensed through distributors) which releases of the Software Programs licensed by such customer will and will not be Year 2000 Compliant.

         (j) Migration Path. The implementation of the Year 2000 Compliant version of each Software Program will be independent of the version of the Software Program from which the customer is migrating.

         3.13. Software Contracts.

         (a) End-User Agreements. Section 3.13(a) of the Company Disclosure Schedule sets forth a complete example of each of the Company's current standard end user license agreements with respect to the Internally Developed Software (the "Standard Licenses"). Section 3.13(a) of the Company Disclosure Schedule accurately identifies each license transaction (with customer name redacted if desired) which generated $200,000 (or the equivalent in foreign currency) or more of revenues for the Company during the fiscal year ended December 31, 1998.

         (b) Marketing Agreements. Section 3.13(b) of the Company Disclosure Schedule sets forth a complete list of all contracts, agreements, licenses, or other commitments or arrangements in effect with respect to the marketing, remarketing, distribution, licensing or promotion of the Software Programs or any other technical documentation or the Intellectual Property by any independent salesperson, distributor, sublicensor or other remarketer or sales organization (the "Marketing Agreements"), which generated 5% or more of the Company's revenues during the preceding four fiscal quarters.

         3.14. Title to Properties. With minor exceptions, which in the aggregate are not material, and except for merchandise and other property and assets sold, used or otherwise disposed of in the ordinary course of business for fair value or no longer necessary for the operation of the Company's business, the Company has good and valid title to or valid leasehold interests in all its properties, interests in properties and assets, real and personal, reflected in the most recent balance sheet of the Company included in the Company Reports, free and clear of any Encumbrance of any nature whatsoever, except (i) liens and Encumbrances reflected in the most recent balance sheet of the Company included in the Company Reports, (ii) liens for current taxes or other governmental charges or levies not yet due and payable, (iii) Encumbrances that are created, arise or exist under or in connection with any leases or other contracts or other matters referred to in the Company Disclosure Schedule, (iv) Encumbrances that relate to or are created, arise or exist in connection with, any legal proceeding that is being contested in good faith, and (v) such imperfections of title, easements and Encumbrances, if any, as do not and will not materially detract from the value of the property subject thereto or affected thereby, or otherwise materially impair business operations. All leases pursuant to which the Company leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid and effective, except as validity or effectiveness may be limited by (i) bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally, and (ii) general principles of equity; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company and in respect to which the Company has not taken reasonable steps to prevent a default from occurring. The buildings and premises of the Company that are used in its business are in good and sufficient operating condition and repair for the continued conduct of the Company's business on a basis consistent with past practice, subject to ordinary wear and tear. All major items of equipment of the Company are in good and sufficient operating condition and in a state of reasonable maintenance and repair for the continued conduct of the Company's business on a basis consistent with past practice, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

         3.15. Environmental Compliance.

         (a) Environmental Conditions. There are no materials or substances that are regulated by Applicable Environmental Laws (as defined in Section 3.15(c)) on any real property owned by the Company as a result of the actions of the Company or, to its knowledge, of any third party or otherwise, that would reasonably be expected to have a Material Adverse Effect on the Company.

         (b) Permits, etc. The Company has in full force and effect all environmental permits, licenses, approvals and other authorizations required under Applicable Environmental Laws to conduct its operations and is operating in material compliance thereunder.

         (c) Compliance. The Company's operations and use of its assets do not violate any applicable federal, state, foreign or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, or (c) the regulation of any pollutants, contaminants, waste, substances (whether or not hazardous or toxic), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (49 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 1609 et seq.), the Clean Water Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (17 U.S.C. Section. 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Section. 201 and Section. 300f et seq.), the Rivers and Harbors Act (33 U.S.C. Section. 401 et seq.), the Oil Pollution Act (33 U.S.C. Section. 2701 et seq.) and analogous state, foreign and local provisions, as any of the foregoing may have been amended or supplemented from time to time (collectively the "Applicable Environmental Laws"), except for violations which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         (d) Environmental Claims. No written notice has been served on the Company from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, other than any of the foregoing which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or which have been cured or corrected in all material respects.

         (e) Renewals. The Company does not know of any reason it would not be able to renew any of the permits, licenses, or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of the Company's assets for their current purposes and uses.

         (f) Environmental Documents. There are no environmental orders or decrees material to current operations conducted by the Company and there have not been any environmental audits, assessments, investigations or reviews conducted within the last five years on any property owned or, to the knowledge of the Company, used by the Company.

         3.16. Compliance with Other Laws; Permits. Except as set forth in the Company Reports, the Company is not in violation of or in default with respect to the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) as amended ("OSHA"), or any other applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality, except for violations or defaults which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company has all permits, licenses, orders, approvals, franchises and other rights and privileges ("Permits") necessary in order for it to carry on its business as presently conducted, except such Permits which no governmental authority has demanded be obtained, or of which the company is unaware, or which the failure to obtain, if required, would not have a Material Adverse Effect, except as set forth in the Company Disclosure Schedule. Section 3.16 of the Company Disclosure Schedule sets forth a list of all such material Permits from all governmental and regulatory bodies wherever located held by the Company and its subsidiaries, including all Permits for the export or import of encryption.

         3.17. Finder's Fee; Transaction Expenses.

         (a) All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Company and its counsel directly with Purchaser and its counsel, without the intervention on behalf of the Company of any other person as the result of any act of the Company, and so far as is known to the Company, without the intervention on behalf of the Company of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or any similar payments, other than financial advisory fees to be paid by the Company to Compass Partners International, L.L.C. and CIBC Oppenheimer Corp. in connection with the transaction under financial arrangements disclosed to Purchaser.

         (b) Section 3.17 of the Company Disclosure Schedule sets forth a complete list of all expenses to be paid by the Company in connection with the transactions contemplated by this Agreement to any legal, financial, investment banking, accounting or other professional advisor, including any agreements relating to the foregoing.

         3.18. Compliance with ERISA. The Company has made available to Purchaser a copy of each Company Plan, any related summary plan description, trust agreement and annuity or insurance contract, if any, and each plan's most recent annual report filed with the Internal Revenue Service, if any, and: (i) each Company Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability; (ii) all required contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof and no past service funding liabilities exist thereunder; (iii) each Company Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and, to the knowledge of the Company, nothing has occurred since the date of the last qualification, registration or approval to materially and adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (iv) to the extent applicable, the Company Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Company Plan intended to be qualified under
Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to the knowledge of the Company, nothing has occurred to cause the loss of such qualified status; (v) no Company Plan is covered by Title IV of ERISA or Section 412 of the Code; (vi) there are no pending or, to the knowledge of the Company, anticipated material claims against or otherwise involving any of the Company Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Company Plan activities) has been brought against or with respect to any Company Plan; (vii) all material contributions, reserves or premium payments, required to be made as of the date hereof to the Company Plans have been made or provided for; (viii) the Company has not incurred any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Company; (ix) the Company has not incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA; (x) the Company has substantially performed all obligations, whether arising by law or by contract, required to be performed by it in connection with the Company Plans; (xi) to the knowledge of the Company, no act, omission or transaction has occurred which would result in imposition on the Company of (a) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, (b) breach of fiduciary duty liability damages under Section 409 of ERISA or (c) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;
(xii) in connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made hereunder, under the Company Plans or otherwise by the Company which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code; and (xiii) the Company has no obligations for retiree health and life benefits under any Company Plan, except as set forth on Section 3.18 of the Company Disclosure Schedule, and there are no restrictions on the rights of the Company to amend or terminate any such Company Plan without incurring any liability thereunder.

         3.19. Consents; Litigation. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended ("HSR Act"), other applicable anti-trust regulations and the Exchange Act, (b) applicable requirements, if any, of The Nasdaq Stock Market, (c) filings with the SEC, (d) filings with the Israeli Investment Center of the Israeli Ministry of Trade & Industry (the "Investment Center"), (e) filings with the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry ("OCS"), (f) filings with and the approval of the Israeli Commissioner of Restrictive Trade Practices, if necessary, (g) filings with the Israeli Securities Authority and (h) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in the Company Reports and on Section 3.19 of the Company Disclosure Schedule, as of the date of this Agreement, there is no action, suit or proceeding pending or, to the company's knowledge, threatened against or affecting the Company at law or in equity, or before any federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or prevent consummation of the transactions contemplated hereby.

         3.20. Product Warranty. There are no existing liabilities or, to the knowledge of the Company, likely liabilities, arising from claims regarding the performance or design of the products and services sold by the Company either in the past or at present for which adequate reserves have not been established on the most recent balance sheet in the Company Reports that in the aggregate could reasonably be expected to have a Material Adverse Effect.

         3.21. Investment Company. The Company is not an "investment company," or an "affiliated person of" or "promoter" or "principal underwriter" of an investment company, as those terms are defined in the Investment Company Act of 1940, as amended (the "Investment Company Act").

         3.22. Inapplicability of Certain Statutes. The Company is not subject to any takeover law that might apply to the Offer or the Compulsory Acquisition or any of the other transactions contemplated by this Agreement, other than
Section 236 of the Companies' Ordinance and the Exchange Act.

         3.23. Banking Arrangements. Section 3.23 of the Company Disclosure Schedule sets forth the name of each bank in or with which the Company or a subsidiary has an account, credit line or safety deposit box and the names of all persons presently authorized to draw thereon or have access thereto, and a brief statement describing the purpose of each such account.

         3.24. Relationships with Related Persons. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof and except as set forth and identified on Section 3.24 of the Company Disclosure Schedule and except for this Agreement and the transactions contemplated hereby, there are no, and since December 31, 1997 have not been any, undischarged contracts or agreements or other material transactions between the Company or any of its subsidiaries, on the one hand, and any director or executive officer of the Company or any of their respective Related Persons (as defined below), on the other hand, and no director or executive officer of the Company or any of their respective Related Persons have any interest in any of the assets of the Company or any of its subsidiaries. No executive officer, director of the Company or any of their respective Related Persons has any claim, charge, action or cause of action against the Company or any of its subsidiaries, except for claims for accrued vacation pay, accrued benefits under the Benefit Plans (as hereinafter defined), claims for compensation, expense reimbursement and similar obligations and similar matters and agreements, which have been disclosed in the Company Disclosure Schedule.
For purposed hereof, the term "Related Persons" shall mean:

         (a) each other member of such individual's Family; and

         (b) any person or entity that is directly or indirectly controlled by any one or more members of such individual's Family. For purposes of this definition, the "Family" of an individual includes (i) such individual, (ii) the individual's spouse, siblings, or ancestors (iii) any lineal descendent of such individual, or their siblings, or ancestors or (iv) a trust for the benefit of any of the foregoing.

         3.25. Restrictions on Business Activities. Except as set forth in the Company Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon the Company or its subsidiaries or their properties (including, without limitation, their Intellectual Property) which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material acquisition of property by the Company or any of its subsidiaries or the conduct of the business by the Company or any of its subsidiaries including any exclusive distribution or licensing agreements which cannot be terminated on less than 30 days notice without any cost or expense to the Company or its subsidiaries.

         3.26. Offer Documents; Schedule 14D-9. Neither the Schedule 14D-9 nor any other document filed or to be filed by or on behalf of the Company with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement nor any information supplied by or on behalf of the Company specifically for inclusion in the Offer Documents will, at the respective times filed with the SEC or other governmental entity, or at any time thereafter when the information included therein is required to be updated pursuant to applicable law, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will, when filed by the Company with the SEC or other governmental entity, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in the foregoing documents based on information supplied by or on behalf of the Purchaser or any of its affiliates specifically for inclusion therein.

         3.27. Grants, Incentives and Subsidies. Section 3.27 of the Company Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives and subsidies (collectively, "Grants") from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, to the Company, including, without limitation, (i) Approved Enterprise Status from the Investment Center and (ii) grants from the OCS. The Company has made available to Purchaser, prior to the date hereof, correct copies of all applications for Grants submitted by the Company and of all letters of approval, and supplements thereto, granted to the Company.
Section 3.27 of the Company Disclosure Schedule details all material undertakings of the Company given in connection with the Grants. Without limiting the generality of the above, Section 3.27 of the Company Disclosure
Schedule includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of the Company with respect to royalties, or the outstanding amounts to be paid by the OCS to the Company and the composition of such obligations or amount by the product or product family to which it relates. The Company is in compliance, in all material respects, with the terms and conditions of their respective Grants and, except as disclosed in Section
3.27 of the Company Disclosure Schedule hereto, have duly fulfilled, in all material respects, all the undertakings relating thereto. The Company is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants.

         3.28. Industrial Company. The Company is an "industrial company" as defined in the Law for the Encouragement of Industry (Taxes) of the State of Israel, and has been an "industrial company" in each of the years since the initial public offering of the Company. The founding shareholders of the Company, Einav Computer Systems, Ltd., an Israeli corporation, and Yossie Hollander have held their respective Shares in the Company for a period beginning prior to the Company's initial public offering and ending more than five years from the date thereof.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

         Purchaser hereby represents and warrants to the Company as follows:

         4.1. Organization and Qualification. Purchaser (a) is duly organized, validly existing and in good standing under the laws of the state of Delaware,
(b) has all requisite corporate power to carry on its business as it is now being conducted and (c) is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be in good standing or so qualified would not have a material adverse effect on Purchaser.

         4.2. Authorization and Validity of Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The Board of Directors of Purchaser has duly authorized the execution, delivery and performance of this Agreement by Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of Purchaser, enforceable against each Purchaser in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3. Consents and Approvals. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by reason of Purchaser's status or (as applicable) operations, except (a) in connection with the applicable requirements of the HSR Act, (b) pursuant to the applicable requirements of the Securities Act of 1933, as amended, the Exchange Act, and the rules and regulations promulgated thereunder, (c) state securities or "blue sky" laws and state takeover laws, (d) the applicable requirements of the laws and regulations of the State of Israel and (e) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a material adverse effect on Purchaser or prevent the consummation of the transactions contemplated hereby.

         4.4. No Violation. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will conflict with or violate the Certificate of Incorporation or Bylaws of Purchaser, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any lien, charge or other encumbrance on any material assets or property of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which consents have been obtained or which would not have a material adverse effect on Purchaser or prevent the consummation of the transactions contemplated hereby or assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.3 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its assets or properties, except for such violations which would not have a material adverse effect on Purchaser or prevent the consummation of the transactions contemplated hereby.

         4.5. Litigation. Except as set forth in the documents filed by Purchaser with the SEC, there are no claims, actions, proceedings or governmental investigations pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries before any court or other governmental or regulatory body, which, if adversely determined, would impair, interfere with, or otherwise adversely affect the ability of Purchaser to consummate the transactions contemplated hereby in any material respect. As of the date hereof, no action or proceeding has been instituted or, to the knowledge of Purchaser, threatened before any court or other governmental or regulatory body by any Person seeking to restrain or prohibit or to obtain damages with respect to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

         4.6. Offer Documents; Schedule 14D-9. Neither the Offer Documents nor any other document filed or to be filed by or on behalf of Purchaser with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement nor any information supplied by or on behalf of Purchaser specifically for inclusion in the Schedule 14D-9 will, at the respective times filed with the SEC or other governmental entity, or at any time thereafter when the information included therein is required to be updated pursuant to applicable law, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Offer Documents will, when filed by Purchaser with the SEC or other governmental entity, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to the statements made in the foregoing documents based on information supplied by or on behalf of the Company or any of its affiliates specifically for inclusion therein.

         4.7. Brokers and Finders. No broker, finder or investment bank has acted directly or indirectly for Purchaser, nor has Purchaser incurred any obligation to pay any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby, other than Goldman, Sachs & Co.

         4.8. Ownership of Shares. As of the date of this Agreement, Purchaser and its subsidiaries do not own any Shares.

                                    ARTICLE V
                                    COVENANTS

         5.1. Conduct of Business Pending the Closing Date. From the date hereof until the Closing Date, except as otherwise required or contemplated hereunder or as required by applicable law or as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall cause its subsidiaries to:

         (a) use all commercially reasonable efforts to conduct its business and the business of its subsidiaries in all material respects only in the ordinary course of business and consistent with past practice;

         (b) not amend its Articles of Association or Memorandum of Association or other organizational or governing documents or declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of its capital stock or acquire, directly or indirectly, any of its capital stock;

         (c) not issue, grant, sell or pledge or agree or authorize the issuance, grant, sale or pledge of any shares of, or rights of any kind to acquire any shares of, its capital stock other than Shares issuable upon the exercise of stock options outstanding on the date hereof;

         (d) not acquire, sell, transfer, lease or encumber any material assets except in the ordinary course of business and consistent with past practice;

         (e) use all commercially reasonable efforts to preserve intact its business organizations and the business organizations of its subsidiaries, and to keep available the services of its present key officers and employees; provided, however, that to satisfy the foregoing obligation, the Company shall not be required to make any payments or enter into or amend any contractual arrangements or understandings, except in the ordinary course of business and consistent with past practice and that this provision shall not restrict the Company in any way from terminating the employment of its employees, other than its present key officers and employees;

         (f) not adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, amalgamation, merger, restructuring or recapitalization of the Company or any of it subsidiaries;

         (g) not grant any severance or termination pay (otherwise than pursuant to policies in effect on the date hereof) to, or enter into any employment agreement with, any of its executive officers or directors;

         (h) not, except in the ordinary course of business consistent with past practice or pursuant to obligations imposed by collective bargaining agreements, increase the compensation payable or to become payable to its officers or employees, enter into any contract or other binding commitment in respect of any such increase with any of its directors, officers or other employees or any director, officer or other employee of its subsidiaries, and not establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining agreement or Company Plan, except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any Company Plan as of the date hereof;

         (i) not settle or compromise any material claims or litigation or, except in the ordinary course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability before the same becomes due and payable in accordance with its terms;

         (j) not take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice with respect to accounting policies or procedures (including tax accounting policies and procedures), except as may be required by the SEC or the Financial Accounting Standards Board;

         (k) not make any material tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Purchaser, except in the ordinary course of business consistent with past practice;

         (l) not incur or pay or agree to pay any fees or expenses that would be required to be included in Section 3.17 of the Company Disclosure Schedule that are not so included;

         (m) not amend the Director Releases or incur or pay or agree to pay any amount in excess of $7.5 million (including all legal fees and other expenses of such directors) in the aggregate plus value added tax as prescribed by law against a duly issued value added tax invoice, less any amounts required to be withheld pursuant to applicable tax regulations, pursuant to the Director Releases; and

         (n) not authorize or enter into an agreement to do any of the foregoing.

         5.2. Access; Confidentiality.

         (a) From the date of this Agreement until the Closing Date, upon reasonable prior notice to the Company, the Company shall give Purchaser and its authorized representatives reasonable access during normal business hours to its executive officers and such other officers or other representatives of the Company approved in advance by the Company (which approval shall not be unreasonably withheld), properties, books and records, and shall furnish Purchaser and its authorized representatives with such financial and operating data and other information concerning the business and properties of the Company as Purchaser may from time to time reasonably request.

         (b) Purchaser will hold and treat, and will cause its affiliates, agents and other representatives to hold and treat, all documents and information concerning the Company furnished to Purchaser or its respective representatives in connection with the transactions contemplated by this Agreement confidential in accordance with the Confidentiality Agreement dated January 6, 1999, between the Company and Purchaser, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

         5.3. Notice of Certain Matters. The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (a) the occurrence or nonoccurrence of any event that would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects and (b) any failure of the Company or of Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect.

         5.4. Non-Solicitation. Without the prior written consent of the other party, neither Purchaser nor the Company, will for a period of one year from the date of this Agreement, solicit or cause to be solicited the employment of any person who is employed by the other during such time, except as provided for under the Distribution Agreement, as amended, to which the Company and Boole & Babbage Europe are a party as of the date hereof.

         5.5. Takeover Statutes. The Company and Purchaser will cooperate to take reasonable steps to (a) exempt the Offer and the purchase of Shares thereunder from the requirements of any applicable takeover law that would prevent or delay or adversely impact the Offer or the purchase of Shares thereunder and (b) assist in any challenge by any of the parties to the validity or applicability to the Offer and the purchase of Shares thereunder of any such takeover law.

         5.6. Cooperation. Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall act in good faith and use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as any other party may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the transactions contemplated by this Agreement to be fully satisfied. Without limiting the foregoing, the parties shall (and shall cause their respective subsidiaries, and use reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide assistance to each other in (a) the preparation and filing with the SEC of the Offer Documents and the Schedule 14D-9; (b) obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permissions or actions by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other Person as soon as reasonably practicable after filing, including without limitation (i) the OCS, (ii) the Investment Center and (iii), if required, the Commissioner of Restrictive Trade Practices of Israel; (c) seeking early termination of any waiting period under the HSR Act; (d) providing all such information concerning such party, its subsidiaries and its officers, directors, partners and affiliates and making all applications and filings as may be necessary or reasonably requested in connection with any of the foregoing; (e) in general, consummating and making effective the transactions contemplated hereby; and (f) in the event and to the extent required, amending this Agreement so that this Agreement and the Offer complies with applicable law. The parties shall (and shall cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) use their reasonable efforts to cause the lifting of any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or other Governmental Entity preventing or restricting consummation of the transactions contemplated hereby in the manner provided for herein. Prior to making any application to or filing with any Governmental Entity or other Person in connection with this

Agreement (other than filing under the HSR Act), each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

         5.7. Public Announcements. No party hereto shall or shall permit any of its subsidiaries to (and each party shall use commercially reasonable efforts to cause its affiliates, directors, officers, employees, agents or representatives not to) issue any press release or make any public statement concerning this Agreement or any of the transactions contemplated hereby, without the prior written consent of the other parties hereto; provided, however, that a party may, without the prior written consent of the other party hereto, issue such a press release or make such a public statement to the extent required by applicable law or any listing agreement with a national securities exchange by which such party is bound if it has used commercially reasonable efforts to consult with the other parties and to obtain such parties' consent but has been unable to do so in a timely manner.

         5.8. Acquisition Proposals.

         (a) Subject to Section 5.8(b) below, the Company shall not (and shall not permit any of its subsidiaries to, and shall use its best efforts to cause its officers, directors and employees and any investment banker, attorney, accountant, or other agent retained by it or any of its subsidiaries not to) directly or indirectly (i) solicit, initiate, facilitate or knowingly encourage (including by way of furnishing information) any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase by a third party (other than Purchaser or an affiliate of Purchaser) of a substantial amount of assets of, or any equity interest in, the Company or any merger, consolidation, business combination, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company (collectively, "Company Transaction Proposals") or agree to or endorse any Company Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any Company Transaction Proposal, or furnish to another person (other than Purchaser or a representative of Purchaser) any information with respect to its business, properties or assets for the purpose of facilitating any Company Transaction Proposal. Subject to
Section 5.8(b) below, the Board of Directors of the Company will not change its recommendation of the Offer referred to in Section 1.2 (a).

         (b) Nothing contained in this Section 5.8 or elsewhere in this Agreement shall prohibit the Company from (i) furnishing information pursuant to an appropriate confidentiality letter concerning the Company and its businesses, properties or assets to a third party who has made a Superior Proposal (as defined below), (ii) engaging in discussions or negotiations with a third party who has made a Superior Proposal or (iii) following receipt of a Superior Proposal, taking and disclosing to its shareholders a position (including a positive recommendation) with respect thereto or changing, withdrawing or withholding the approval or recommendation by the Company's Board of Directors of the Offer, but in each case referred to in the foregoing clauses (i) through
(iii) only after the Board of Directors of the Company concludes in good faith following advice of its independent counsel, evidenced by a written opinion, that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable Israeli law. If the Board of Directors of the Company receives a Company Transaction Proposal, then the Company shall immediately inform Purchaser of the terms and conditions of such proposal and the identity of the person making it and shall keep Purchaser fully informed of the status and details of any such Company Transaction Proposal and of all steps it is taking in response to such Company Transaction Proposal. For purposes of this Agreement, the term "Superior Proposal" shall mean a bona fide Company Transaction Proposal that the Board of Directors of the Company determines in good faith after consultation with (and based in part on the advice of) its independent financial advisors to be more favorable to the Company and the Company's shareholders than the Offer, which Company Transaction Proposal is not subject to any material contingencies relating to financing.

         (c) If (i) this Agreement is terminated by Purchaser pursuant to
Section 6.1(e)(ii) hereof or by the Company pursuant to Section 6.1(f) hereof, or (ii) (A) prior to the Closing Date, there is publicly announced by a third party (other than Purchaser or an affiliate of Purchaser) a proposal for an Alternative Company Transaction (as defined below); (B) the Offer is terminated or expires as a result of the failure of a condition specified in Exhibit A hereto; and (C) either the Company's Board of Directors recommends or approves an acquisition agreement which provides for an Alternative Company Transaction or an Alternative Company Transaction is consummated, in each case with any third party which after the date of this Agreement and before termination of this Agreement has publicly announced a proposal for Alternative Company Transaction, in either case prior to twelve months after the date of termination of this Agreement, then, in any such event unless this Agreement has been terminated by the Company pursuant to Section 6.1(h), the Company shall pay to Purchaser simultaneously with termination by the Purchaser in the case of the occurrence of any of the events specified in clause (i) above, and immediately upon the first to occur of the entering into an agreement providing for, or the consummation of, an Alternative Company Transaction in the case of clause (ii) above (by wire transfer of immediately available funds to an account designated by Purchaser for such purpose), a fee (the "Break-Up Fee") in an amount equal to $25.0 million. For purposes of this Paragraph 5.8(c), the term "Alternative Company Transaction" shall mean any transaction pursuant to which (i) any person, entity or group (within the meaning of Section 13(d)(3) of the Exchange
Act) (other than Purchaser or any affiliate of Purchaser) (each, a "Third Party") acquires 50% or more of the outstanding Shares, (ii) a Third Party acquires 25% or more of the total assets of the Company taken as a whole, (iii) a Third Party merges, consolidates or combines in any other way with the Company other than in a transaction in which holders of Shares continue to own at least 75% of the equity of the surviving corporation, or (iv) the Company distributes or transfers to its shareholders, by dividend or otherwise, assets constituting 25% or more of the market value or earning power of the Company on a consolidated basis (it being understood that stock of subsidiaries constitute assets of the Company for purposes of this Paragraph 5.8(c)).

         5.9. D&O Indemnification.

         (a) From the Closing Date through the later of (i) the sixth anniversary of the Closing Date and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, the Company shall indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries, determined on the Closing Date (the "Indemnified Parties"), against any claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including without limitation attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring on or prior to the Closing Date, whether asserted or claimed prior to, on or after the Closing Date, to the fullest extent that the Company or such subsidiary would have been permitted, under applicable law, indemnification agreements existing on the date hereof, the Articles of Association or Memorandum of Association of the Company or such subsidiary in effect on the date hereof, to indemnify such Person (and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

         (b) Any Indemnified Party wishing to claim indemnification under this
Section 5.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company thereof, but the failure to so notify shall not relieve the Company of any liability or obligation it may have to such Indemnified Party except, and only to the extent, that such failure materially prejudices the Company. In the event of any such claim, action, suit, proceeding or investigation (whether arising before, on or after the Closing
Date), the Company shall have the right to assume the defense thereof and the Company shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Company elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. If such indemnity is not available with respect to any Indemnified Party, then the Company and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits. In the event that any claim or claims are asserted or made within the aforesaid six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the final disposition of any and all such claims.

         (c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, on or after the Closing Date) is made against any present or former director or officer of the Company, on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 5.9 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

         (d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

         (e) To the extent that the Company fails to perform any of its obligations pursuant to this Section 5.9, Purchaser shall assume the obligations and rights of the Company under this Section 5.9.

         5.10. Purchaser Plans.

         (a) Following the Closing Date, Purchaser shall cause the Company to provide to persons who were employees of the Company or any of its subsidiaries prior to the Closing Date (the "Company Personnel") employee benefit plans, programs and arrangements (the "Purchaser Plans") which in the aggregate are substantially comparable to those employee benefit plans, programs and arrangements generally provided to similarly situated employees of Purchaser from time to time.

         (b) Following the Closing Date, Purchaser shall cause the Purchaser Plans to recognize any prior accrued service, compensation credit, credit toward satisfying deductible expense requirements, out-of-pocket expense limits and maximum lifetime benefit limits of such Company Personnel and/or such Company Personnel's eligible dependents, to the extent such prior service, credits and limits were recognized under the comparable employee benefit plans, programs or arrangements of the Company on the Closing Date, for all purposes under the Purchaser Plans (including, but not limited to, participation, eligibility, vesting and the calculation of benefits), and Purchaser shall cause the Purchaser Plans to waive any preexisting condition, exclusion or limitation under any such Plan to the extent such condition, exclusion or limitation would be covered by the comparable plan, program or arrangement of the Company on the Closing Date.

         (c) Each of the employment agreements, the employment security agreements and severance agreements for the benefit of Company Personnel identified in Section 5.10 of the Company Disclosure Schedule shall be continued by the Company on the Closing Date on the same terms and subject to the same conditions as in effect under such agreements immediately prior to the Closing Date.

         5.11. Purchaser Stock Options. Immediately after the Closing Date, Purchaser will issue, to senior management and key employees of the Company, as shall be mutually agreed between the senior officers of the Company and Purchaser, stock options to purchase an aggregate of 500,000 shares of Purchaser common stock under its stock option plan, vesting ratably over five years, under agreements in customary form utilized for Purchaser's employees.

         5.12. Israeli Operations. Following the Closing Date, Purchaser intends that the Company will continue as a legal entity, with the same name, engaged in the development, production, marketing and distribution of the software products of the Company and that the business operations and facilities of the Company (including its research and development activities) remain in Israel.

         5.13. Boole & Babbage Shares. Purchaser shall use its reasonable efforts to cause Boole & Babbage, Inc. to tender any shares held by it into the Offer.

                                   ARTICLE VI
                                   TERMINATION

         6.1. Termination. This Agreement may be terminated and the Offer may be abandoned at any time, prior to the Closing Date:

         (a) by mutual written consent of the Company and Purchaser;

         (b) by either the Company or Purchaser, if the Closing Date shall not have occurred on or before September 12, 1999; provided, that either the Company or the Purchaser may terminate this Agreement if (i) the Closing Date shall not have occurred on or before July 12, 1999, and (ii) within 10 days of expiration of the initial Offer hereunder, Purchaser has not elected to commence a new Offer pursuant to Section 7.12 hereof; and provided, further that the right to terminate this Agreement under this clause (b) shall not be available to any party whose misrepresentation in this Agreement or whose failure to perform any of its covenants and agreements or to satisfy any obligation under this Agreement has been the cause of or resulted in the failure of the Closing Date to occur on or before the applicable dates specified herein;

         (c) by either the Company or Purchaser, if any federal or state court of competent jurisdiction or other federal or state governmental or regulatory body shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable (provided, however, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used commercially reasonable efforts to remove such judgment, injunction, order or decree) or if any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of this Agreement which prohibits the consummation of the Offer shall be in effect;

         (d) by the Company, if (i) Purchaser fails to commence the Offer as provided in Section 1.1 other than as a result of any action by the Company in violation of this Agreement, (ii) the Offer expires or is terminated without any Shares being purchased thereunder and Purchaser does not commence a new Offer pursuant to Section 7.12 or (iii) Purchaser fails to purchase validly tendered Shares in violation of the terms and conditions of the Offer or this Agreement;

         (e) by Purchaser, if (i) the Offer is not commenced as provided in
Section 1.1 directly as a result of actions or inaction by the Company in violation of this Agreement, (ii) the Company's Board of Directors shall have withdrawn, withheld or modified in a manner adverse to Purchaser its approval of this Agreement or the Offer pursuant to Section 5.8 or (iii) the Offer is terminated or expires as a result of the failure of a condition specified in Exhibit A hereto without the purchase of any Shares thereunder, unless such termination or expiration has been caused by or resulted from the failure of Purchaser to perform any covenants and agreements of Purchaser contained in this Agreement;

         (f) by the Company, if its Board of Directors shall have withdrawn, withheld or modified in a manner adverse to Purchaser its approval of this Agreement or the Offer in accordance with Section 5.8 and paid to Purchaser the Break-Up Fee;

         (g) by Purchaser, if there shall have been a material breach of any representation, warranty or material covenant or agreement on the part of the Company, which is incurable or which is not cured after thirty days' written notice by Purchaser to the Company; or

         (h) by the Company, if there shall have been a material breach of any representation, warranty or material covenant or agreement on the part of Purchaser, which is incurable or which is not cured after thirty days' written notice by the Company to Purchaser.

         6.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 6.1, this Agreement forthwith shall become void and of no further force or effect, and no party hereto (or any of its affiliates, directors, officers, agents or representatives) shall have any liability or obligation hereunder, except in any such case (a) as provided in Sections 5.2(b) (Confidentiality), 5.4 (Non-Solicitation), 5.7 (Public Announcements), and 6.3 (Fees and Expenses), which shall survive any such termination and (b) to the extent such termination results from the breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

         6.3. Fees and Expenses. Whether or not the Offer or is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense.

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1. No Survival. None of the representations, warranties, covenants or agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Closing Date, except for the covenants and agreements contained in Sections 5.9 (D&O Indemnification and Insurance), 5.10 (Company Plans), and 5.11 (Purchaser Stock Options.)

         7.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by facsimile (with immediate confirmation) or nationally recognized overnight courier service, as follows:

                  (a)      if to Purchaser, to:

                                    BMC Software, Inc.
                                    2101 CityWest Blvd.
                                    Houston, Texas
                                    Attention:  Brinkley Morse
                                    Fax: (713) 918-8000

                           with a copy to:

                                    John S. Watson
                                    Vinson & Elkins L.L.P.
                                    2300 First City Tower
                                    Houston, Texas 77002
                                    Fax: (713) 758-2346

                                    Yaakov Neeman
                                    Herzog, Fox & Neeman
                                    Asia House
                                    4 Weizmann Street
                                    Tel-Aviv 64 239
                                    Israel
                                    Fax:  972-3-696-6464

                  (b)      if to the Company, to:

                                    New Dimension Software, Ltd.
                                    ATIDIM, Building 7
                                    POB 85168
                                    Tel Aviv 61 581
                                    Israel
                                    Fax:  972-3-645-1100

                                    with a copy to:

                                    David Fox
                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    919 Third Avenue
                                    New York, New York 10022
                                    Fax:  (212) 735-2000

                                    Michael Spigelman
                                    Dan Cohen, Spigelman & Co.
                                    103 Hahashmonaim St.
                                    Israel
                                    Fax:  972-3-561-0624

or to such other Person or address or facsimile number as any party shall specify by like written notice to the other parties hereto (any such notice of a change of address to be effective only upon actual receipt thereof).

         7.3. Certain Definitions. The following terms, when used in this Agreement, shall have the following respective meanings:

         (a) "affiliate" shall have the meaning assigned to such term in Rule 12(b)-2 of the Exchange Act.

         (b) "business day" shall have the meaning set forth in Rule 14d-1(e)(6) under the Exchange Act.

         (c) "dollars" or "$" means United States dollars.

         (d) "Material Adverse Effect" means, any change or effect that is materially adverse to the business or financial condition, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole.

         (e) "Person" means any natural person, corporation, limited liability company, partnership, unincorporated organization or other entity.

         (f) "subsidiary" of any Person means any other corporation or entity of which such Person owns, directly or indirectly, stock or other equity interests having a majority of the votes entitled to be cast in the election of directors of such corporation or entity under ordinary circumstances or of which such Person owns a majority beneficial interest.

         7.4. Entire Agreement. This Agreement (including the schedules, exhibits and other documents referred to herein), together with the Confidentiality Agreement referred to in Section 5.2(b), constitutes the entire agreement between and among the parties hereto and supersedes all prior agreements and understandings, oral and written, between or among any of the parties with respect to the subject matter hereof.

         7.5. Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, in whole or in part, by any party (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than rights conferred upon Indemnified Parties under Section 5.9.

         7.6. Amendments. This Agreement may be amended by the parties at any time prior to the Closing Date.

         7.7. Waivers. At any time prior to the Closing Date, Purchaser or the Company may, to the extent legally allowed, extend the time specified herein for the performance of any of the obligations or other acts of the other, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or waive compliance by the other with any of the agreements or covenants of such other party or parties (as the case may be) contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party or parties to be bound thereby. No such extension or waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

         7.8. Captions. The Table of Contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         7.10. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         7.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any applicable principles of conflicts of law; provided, however, that matters relating to the duties of the directors of the Company and issues governed by the Companies Ordinance shall be governed by the laws of the State of Israel.

         7.12. New Offer. In the event the original Offer expires as a result of any or all of the conditions to the Offer set forth in paragraphs (1), (2), (3),
(4), (5), (6)(a) and (6)(b) of Exhibit A not being been fulfilled, Purchaser shall have the right to commence a new Offer within 10 days of such expiration. Such new Offer shall be conducted on the same terms as the original Offer, and the terms of this Agreement shall in all respects apply to such new Offer in the same manner as it applied to the original Offer except where the context indicates otherwise.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    NEW DIMENSION SOFTWARE LTD.

[NEW DIMENSION SOFTWARE LOGO]       By:  /s/  RONI A. EINAV
                                       -------------------------------------
                                       Name:  Roni A. Einav
                                       Title: Chairman

                                    By:  /s/  DAN BARNEA
                                       -------------------------------------
                                       Name:  Dan Barnea
                                       Title: CEO


                                    BMC SOFTWARE, INC.

                                    By:/s/ M. BRINKLEY MORSE
                                       -------------------------------------
                                       Name:    M. Brinkley Morse
                                       Title:   Senior Vice President

                                                                       EXHIBIT A

                             CONDITIONS TO THE OFFER

         Capitalized terms used in this Exhibit A shall have the meanings assigned to them in the Agreement to which it is attached (the "Tender Agreement").

         Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered and Purchaser may terminate or, subject to the terms and conditions of the Tender Agreement, amend the Offer as to any Shares not then accepted for payment, shall not be required to accept for payment or pay for any Shares, or may delay the acceptance for payment of Shares tendered, if:

         (1) at the expiration of the Offer, the number of Shares validly tendered and not withdrawn shall not constitute at least 90% of the then outstanding Shares not owned by Purchaser determined in accordance with Section 236 of the Companies Ordinance;

         (2) at the expiration of the Offer, all material filings required to be made prior to the Closing Date with, and all material consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, governmental and regulatory authorities in connection with the Offer and the consummation of the other transactions contemplated hereby which are listed in Section 3.19 of the Tender Agreement shall not have been made or obtained, as the case may be, or the expiration of any applicable waiting periods required by the governmental or regulatory authorities listed in Section 3.19 of the Tender Agreement shall not have occurred;

         (3) the Shareholder Approvals shall not have been obtained at the Special Meeting;

         (4) the Company shall not have obtained agreements from the holders of all Company Options in accordance with Section 2.1(a) of the Tender Agreement permitting the cancellation of such Company Options on the Closing Date in accordance with Section 2.1(a) thereof; provided, however, that the foregoing shall not require the Company to have obtained such an agreement from any holder of a Company Option (other than a holder of an option to purchase capital stock of any subsidiary of the Company) who is not employed by the Company or its subsidiaries at the Closing Date;

         (5) the Director Releases shall not have become effective in accordance with their terms; or

         (6) at any time after the date of the Tender Agreement and prior to the acceptance for payment of Shares, any of the following events shall occur:

                  (a) there shall have been any action or proceeding brought by any governmental authority before any court, or any order or preliminary or permanent injunction entered in any action or proceeding before any court or governmental, administrative or regulatory authority or agency, located or having jurisdiction within the United States or State of Israel, or any other action taken, proposed or threatened, or statute, rule, regulation, legislation, interpretation, judgment or order proposed, sought, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States or the State of Israel, which could reasonably be expected to have the effect of: (i) making illegal, materially delaying or otherwise restraining or prohibiting the Offer or the acquisition by Purchaser of any Shares or the Compulsory Acquisition; (ii) prohibiting or materially limiting the ownership or operation by Purchaser or its affiliates of any material portion of the business or assets of the Company or compelling Purchaser to dispose of or hold separate all or any material portion of the business or assets of the Company, in each case as a result of the transactions contemplated by the Tender Agreement; (iii) imposing material limitations on the ability of Purchaser or any of its affiliates to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares purchased by them on all matters properly presented to the shareholders of the Company; or (iv) preventing Purchaser or any of its affiliates from acquiring, or to require divestiture by Purchaser or any of its affiliates of, any Shares in the Offer; or

                  (b) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, or (iii) the commencement of a war, material armed hostilities or any other material international or national calamity involving the United States or the State of Israel and, in the case of armed hostilities involving Israel, having, or which could reasonably be expected to have, a substantial continuing general effect on business and financial conditions in Israel; or

                  (c) any Person, entity or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Purchaser or any of its affiliates shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding Shares; or

                  (d) (i) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Tender Agreement (which breach, if curable, has not been cured within thirty
         (30) days following receipt of written notice thereof by Purchaser specifying in reasonable detail the basis of such alleged breach), (ii) or any representation or warranty of the Company contained in the Tender Agreement shall not have been true and correct as of such time, except (x) for changes specifically permitted or contemplated by the Tender Agreement; or (y) where the failure of representations and warranties (without giving effect to any limitation based on materiality or Material Adverse Effect or words of similar effect set forth therein) to be true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; or

                  (e) there shall have occurred a Material Adverse Effect, other than as a result of the transactions specifically contemplated by the Tender Agreement; or

                  (f) the Tender Agreement shall have been terminated pursuant to its terms or amended pursuant to its terms to provide for such termination of the Offer;

which, in the good faith judgment of Purchaser makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

         The foregoing conditions are for the sole benefit of Purchaser and may be asserted or waived by Purchaser in whole or in part at any time or from time to time in its discretion subject to the terms and conditions of the Tender Agreement. The failure of Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. The Company will deliver to the Purchaser such evidence as Purchaser shall reasonably request to evidence satisfaction of any of the conditions set forth above, including certificates executed by officers of the Company.

                                                                  EXHIBIT 1.2(B)

                  FORM OF AMENDMENT TO ARTICLES OF ASSOCIATION

         "To amend the Company's Articles of Association by adding, after
Article 39, a new Article marked 39A with the following language:

                  39A. Without derogating from the provisions of Article 39 and in addition thereto, the holders of no less than 60% (sixty percent) of all the issued and outstanding Ordinary shares of the Company, may appoint and remove the Directors of the Company, by a written notice to the Company, and Directors appointed by such a written notice of the holders of no less than 60% (sixty percent) of all the issued and outstanding Ordinary shares of the Company, shall be deemed elected at the most Recent General Meeting of shareholders held prior to such appointment by a written notice provided for above, and the provisions of Article 39 shall apply mutatis mutandis."

                                                                       EXHIBIT B


                           FORM OF OPTION CANCELLATION
                              AND RELEASE AGREEMENT

         This Option Cancellation and Release Agreement (the "Agreement") is entered into effective as of the date set forth below by and between New Dimension Software Ltd., an Israeli corporation (the "Company"), and the individual named on the signature page hereof ("Employee").

                              W I T N E S S E T H:

         WHEREAS, effective ___________, 199__, the Company established its [Stock Option Plan][Revise as appropriate for EagleEye Plan] (the "Plan"); and

         WHEREAS, pursuant to the Plan and the stock option agreement or agreements (and, if applicable, amendments thereto) entered into by and between the Company and Employee, copies of which are attached hereto as Exhibit A and incorporated by reference herein (the "Stock Option Agreements"), Employee has been granted the option to purchase ordinary shares, par value NIS 0.01 per share ("Shares") of the Company [revise as appropriate for EagleEye options], subject to the satisfaction of certain events and conditions as set forth in the Stock Option Agreements; and

         WHEREAS, the Company and BMC Software, Inc., a Delaware corporation ("Purchaser"), have entered into a Stock Purchase and Tender Agreement (the "Tender Agreement"), which provides for, among other things, the acquisition by Purchaser of Shares by means of a cash tender offer (the "Offer") being made by means of an Offer to Purchase dated March 7, 1999, a copy of which has been delivered to Employee; and

         WHEREAS, in connection with the Offer, Purchaser, the Company and Employee desire to provide for cancellation of the options held by Employee subject to and effective upon the purchase by Purchaser of Shares pursuant to the Offer (the "Closing Time") in exchange for the cash payment described herein;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties, intending to be legally bound hereby, agree as follows:

         1. Options. The parties acknowledge that Employee has been granted the option to purchase shares of the common stock of the Company as set forth on the signature page hereof, subject to the satisfaction of certain events and conditions as set forth in the respective Stock Option Agreements (the "Options").

         2. Payment in Exchange for Cancellation of Options.

          (a) Subject to and effective as of the Closing Time, the Company agrees to make a payment (the "Payment") to Employee in settlement and cancellation of all of the Options held by Employee as of the Closing Time, which Payment shall be in cash in U.S. dollars in an amount equal to, for each Share subject to such Options, regardless of whether such Option has vested or is then exercisable with respect to such Share, the positive difference, if any, between the Per Share Amount (as defined in the Tender Agreement, which means $52.50 per Share as may be adjusted upward in connection with the Offer pursuant to the Tender Agreement) and the exercise price per share of such Options specified on the signature page hereof. [Note - to be adjusted appropriately in the case of EagleEye options in accordance with
Section 2.1(a) of the Tender Agreement]

         (b) The Payment to Employee as described herein shall be reduced by all applicable withholding taxes, which shall mean all taxes required by any governmental entity to be withheld by the Company.

         (c) If the Tender Agreement is terminated or the Closing Time does not occur prior to September 12, 1999, then this Agreement shall terminate and be of no further force and effect.

         3. Release. Employee hereby releases, acquits and forever discharges the Company, its subsidiaries, and all officers, directors, shareholders, agents, affiliates, subsidiaries, employees, attorneys, successors and assigns of the foregoing from all actions, causes of action, suits, debts, liens, contracts, agreements, obligations, promises, liabilities, claims of any nature, whatsoever (whether in tort, contract, under laws or statutes), rights, demands, damages, losses, costs and expenses (including attorneys' fees, court costs or other costs or expenses actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, that have accrued or which may accrue on account of, arising out of, or in any way related to the Options canceled hereunder.

         4. Israeli Law. This Agreement shall be governed and construed in accordance with the laws of the State of Israel, without giving effect to the principles of conflicts of law thereof.

         5. Entirety. This Agreement contains the entire Agreement of the parties and supersedes all prior negotiations and understandings with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date set forth below.

                                         NEW DIMENSION SOFTWARE LTD.


                                         By:
                                            ----------------------------------
                                         Name:
                                         Title:

                                         EMPLOYEE



                                         -------------------------------------
                                         Printed name:

                                           Date:
                                                ---------------------------



Number of Shares subject to Options:
                                    ----------


Exercise Price:
               ---------------------

                                                                       Exhibit A
                                    to Option Cancellation and Release Agreement

                             Stock Option Agreements



                                      -1-